EXHIBIT (14)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form N-14 of our reports dated May 14, 2010, relating to the financial statements and financial highlights of Eaton Vance New Jersey Limited Maturity Municipal Income Fund and Eaton Vance National Limited Maturity Municipal Income Fund, certain of the funds constituting Eaton Vance Investment Trust, appearing in the Annual Reports on Form N-CSR for the years ended March 31, 2010 and to the references to us under the headings “National Limited Fund Financial Highlights,” and “NJ Fund Financial Highlights,” and “Experts” in the Proxy Statement/Prospectus, which is part of such Registration Statement.

/s/ Deloitte & Touche LLP Boston, Massachusetts April 25, 2011